Exhibit 21.1

Subsidiaries of KBS REIT III as of January 31, 2013

CA Capital Management Services II, LLC	KBSIII Las Cimas IV, LLC
KBS Debt Holdings III, LLC	KBSIII Legacy Town Center, LLC
KBS Debt Holdings III X, LLC	KBSIII REIT Acquisition I, LLC
KBS Limited Partnership III	KBSIII REIT Acquisition II, LLC
KBS REIT Holdings III LLC	KBSIII REIT Acquisition III, LLC
KBS REIT Properties III, LLC	KBSIII REIT Acquisition IV, LLC
KBS REIT III Finance LLC	KBSIII REIT Acquisition V, LLC
KBSIII 60 South Sixth Street, LLC	KSBIII REIT Acquisition VI, LLC
KBSIII 155 North 400 West, LLC	KBSIII REIT Acquisition VII, LLC
KBSIII 1550 West McEwan Drive, LLC	KBSIII Tower at Lake Carolyn, LLC
KBSIII Domain Gateway, LLC